Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-145591 and No. 333-150849 on Forms S-8 of our report dated March 17, 2008 (August 27, 2008, as to the effects of the restatement discussed in Note 19) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the financial statement presentation on a predecessor basis and allocations from Travelport Limited and Cendant Corporation and an explanatory paragraph relating to the restatement discussed in Note 19), relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”) on a Successor basis as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and the period from August 23, 2006 through December 31, 2006, and the combined consolidated financial statements of the Company on a Predecessor basis for the period from January 1, 2006 through August 22, 2006, and the year ended December 31, 2005, appearing in this Annual Report on Form 10-K/A of Orbitz Worldwide, Inc. for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Chicago, Illinois

August 27, 2008